Exhibit 99.3

ENERGIE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 2, 2014, Energie Holdings, Inc. (“we,” “us,” “our,” or “Holdings”), a public reporting company without any business or operating activities, issued 33,000,000 unregistered shares of common stock in exchange for 100% ownership interest in Energie LLC. This transaction resulted in the owners of Energie LLC obtaining a majority voting interest in Holdings. The merger of Energie LLC into Holdings, which has nominal net assets, results in Energie LLC having control of the combined entity. Accordingly, this is considered to be a capital transaction, rather than a business combination, equivalent to the issuance of ownership interests by Energie LLC for the net assets of Holdings, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible is recorded.

The pro forma financial statements as of March 31, 2014, for the three months ended March 31, 2014, and for the year ended December 31, 2013, have been prepared based on certain pro forma adjustments to our historical financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2014, as filed with the Securities and Exchange Commission, and are qualified in their entirety by reference to such historical financial statements and related notes contained in those reports. The historic financial statements for Energie LLC were derived from audited financial statements for the year ended December 31, 2013. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and with the historical consolidated financial statements and related notes thereto.

The unaudited pro forma condensed combined balance sheet has been prepared as if the transaction had occurred as of March 31, 2014. The unaudited pro forma condensed combined statements of operations have been prepared as if this transaction had occurred on January 1, 2013.

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed at the dates indicated or what would be any future periods.

ENERGIE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2014

	Energie Holdings	Energie LLC (a)	Pro Forma Adjustments		Energie Holdings Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	$10,416	$—		$10,416
Accounts receivable, net	—	1,040,723	(248,184	)(b)	792,539
Inventory	—	404,346	—		404,346
Prepaid expenses	—	8,917	—		8,917
Total current assets	—	1,464,402	(248,184)		1,216,218

Intangible assets	—	1,100,408	—		1,100,408
Property and equipment, net	—	6,237	—		6,237
Other	—	11,695	—		11,695

Total assets	$—	$2,582,742	(248,184)		$2,334,558

Liabilities and Equity
Current liabilities:
Accounts payable	$248,184	$847,307	$(248,184	)(b)	$847,307
Other	—	102,184	—		102,184
Notes payable	—	4,316,496	—		4,316,496
Total current liabilities	248,184	5,265,987	(248,184)		5,265,987

Equity:
Common Stock	194,604	—	330,000	(c)	524,604
Additional paid in capital	91,061,859	—	1,320,000	(c)	1,320,000
			(91,061,859	)(c)
Accumulated deficit	(91,504,647)	—	91,504,647	(c)
Members’ deficit	—	(2,683,245)	(2,092,788	)(c)	(4,776,033)
Total equity	(248,184)	(2,683,245)	—		(2,931,429)

Total liabilities and equity	$—	$2,582,742	$(248,184)		$2,334,558

See accompanying notes to unaudited pro forma condensed combined financial statements.

ENERGIE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three months ended March 31, 2014

	Energie Holdings	Energie LLC (a)	Pro Forma Adjustments	Energie Holdings Pro Forma
Revenue	$—	$164,609	$—	$164,609
Cost of revenue	—	(70,102)	—	(70,102)
Gross profit	—	94,507	—	94,507

Operating expenses:
Commissions	—	26,673	—	26,673
Compensation	—	125,283	—	125,283
Depreciation and amortization	—	42,254	—	42,254
General and administrative	—	38,352	—	38,352
Professional fees	173,425	5,799	—	179,224
Rent	—	53,666	—	53,666
Travel	—	6,207	—	6,207
Total operating expenses	173,425	298,234	—	471,659

Loss from operations	(173,425)	(203,727)	—	(377,152)

Interest expense	—	(87,570)	—	(87,570)
Other income (expense)	—	26,524	—	26,524

Net loss	$(173,425)	$(264,773)	$—	$(438,198)

Net loss per share Basic and diluted	$(0.01)			$(0.01)

Shares outstanding Basic and diluted	19,429,347			51,400,000

See accompanying notes to unaudited pro forma condensed combined financial statements.

ENERGIE HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2013

	Energie Holdings	Energie LLC (a)	Pro Forma Adjustments	Energie Holdings Pro Forma
Revenue	$—	$1,733,373	$—	$1,733,373
Cost of revenue	—	(758,739)	—	(758,739)
Gross profit	—	974,634	—	974,634

Operating expenses:
Commissions	—	372,954	—	372,954
Compensation	—	600,786	—	600,786
Depreciation and amortization	—	238,053	—	238,053
General and administrative	—	161,567	—	161,567
Professional fees	184,299	22,746	—	207,045
Rent	—	217,088	—	217,088
Travel	—	8,502	—	8,502
Total operating expenses	184,299	1,621,696	—	1,805,995

Loss from operations	(184,299)	(647,062)	—	(831,361)

Interest expense	—	(421,787)	—	(421,787)
Other income (expense)	—	114,251	—	114,251

Net loss	$(184,299)	$(954,598)	$—	$(1,138,897)

Net loss per share Basic and diluted	$(0.00)			$(0.02)

Shares outstanding Basic and diluted	39,638,991			51,000,000

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1.  Basis of Presentation

The historical financial information is derived from our historical financial statements and the historical financial statements of Energie LLC.  The pro forma adjustments have been prepared as if the referse acquisition occurred on March 31, 2014, for the balance sheet, and on January 1, 2013, for the statements of operations.

The pro forma combined financial statements reflect the following the acquisition of 100% of the member interest in Energie LLC in exchange for 33,000,000 shares of Energie Holdings, Inc. common stock.

Note 2.  Pro Forma Adjustments and Assumptions

(a)	Reflects 100% of the assets, liabilities, income and expenses of Energie LLC.

(b)	Reflects elimination of intercompany balances.

(c)	Reflects 1) the issuance of 33,000,000 shares of Holdings’ common stock at $0.05 per share, the closing price of Holdings’ stock on December 31, 2013, the date of the Share Exchange Agreement, for total consideration effectively transferred of $1,650,000; and 2) removing Holdings’ accumulated deficit and adjusting equity for the recapitalization.

Note 3.  Net Loss Per Share

The following table illustrates our calculation of pro forma net loss per share:

	Year ended December 31, 2013	Three months ended March 31, 2014
Pro forma net loss	$(1,138,897)	$(438,198)

Weighted-average shares outstanding:
Previously reported	39,638,991	19,429,347
Incremental shares	11,361,009	31,970,653
Pro forma shares	51,000,000	51,400,000

Net loss per share Basic and diluted	$(0.02)	$(0.01)

Incremental shares are less than the amount issued for the transaction, because shares held in escrow for the transaction were included in the previously reported weighted-average shares outstanding.